Exhibit 10.1

[EXECUTION VERSION]

SENIOR SECURED SUPER-PRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT

AMONG

ARALEZ PHARMACEUTICALS INC. AND
ARALEZ PHARMACEUTICALS CANADA INC.

as the Borrowers

- and -

DEERFIELD MANAGEMENT COMPANY, L.P.,

as Administrative Agent,

- and -

THE LENDERS PARTY HERETO

Dated as of August 10, 2018

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(continued)

(continued)

(continued)

SCHEDULES

2.1	Commitments and Applicable Percentages
6.18	Post-Closing Items
11.2	Certain Addresses for Notices

EXHIBITS

1.1(a)	Form of Closing Checklist
2.2	Form of Loan Notice
2.5	Notice of Loan Repayment
2.11	Form of Note
3.1	Forms of U.S. Tax Compliance Certificates
6.2	Form of Compliance Certificate
6.13	Form of Joinder Agreement
11.6-1	Form of Assignment and Assumption
11.6-2	Form of Administrative Questionnaire

SENIOR SECURED SUPER-PRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT is entered into as of August 10, 2018 among ARALEZ PHARMACEUTICALS INC., ARALEZ PHARMACEUTICALS CANADA INC. (each a “Borrower” and collectively, the “Borrowers”), the Lenders (defined herein) and DEERFIELD MANAGEMENT COMPANY, L.P., a Delaware limited partnership (together with its Affiliates, “Deerfield”), as Administrative Agent.

The Borrowers have advised the Lenders that they are intending to become applicants and debtor companies in a proceeding (the “CCAA Case”) under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”), to be commenced on or about August   , 2018 (the “CCAA Filing Date”) before the Ontario Superior Court of Justice (Commercial List) (the “CCAA Court”).  Pursuant to the CCAA Initial Order to be granted in the CCAA Case, the Borrowers will be authorized (upon the entry thereof) to retain possession of their assets and to continue the operations of their businesses as debtors and debtors-in-possession.

The Borrowers have requested that the Lenders provide a senior secured, super-priority debtor-in-possession credit facility in an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000), all on a post-petition basis and on the terms and conditions set forth herein; and

The Lenders are willing to provide such financing only if, among other things, (a) all of the Obligations hereunder and under the other Loan Documents are secured by valid, perfected Liens on the Collateral to the extent set forth herein, in the other Loan Documents and in the CCAA Initial Order; and (b) the financing contemplated hereunder and the Loan Documents is authorized and approved by the CCAA Initial Order to be entered by the CCAA Court, and such CCAA Initial Order is acceptable in form and substance to the Administrative Agent and the Lenders in their sole discretion.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

1.1                               Defined Terms

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition by any Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Administration Charge” has the meaning specified in the CCAA Initial Order.

“Administrative Agent” means Deerfield Management Company, L.P., a Delaware limited partnership, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.2 or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit 11.6-2.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Loans held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means 10.0% per annum.

“Approved Cash Management Arrangements” means cash management arrangements satisfactory to the Administrative Agent and the Required Lenders in their sole discretion.

“Aralez US DIP Credit Agreement” means the Senior Secured Super-Priority Debtor-In-Possession Credit Agreement dated as of August 10, 2018 among Aralez Pharmaceuticals US Inc., Pozen Inc.,  Halton Laboratories LLC, Aralez Pharmaceuticals Management Inc., Aralez Pharmaceuticals Holdings Limited, Aralez Pharmaceuticals Trading Designated Activity Company and Aralez Pharmaceuticals R&D Inc., the lenders party thereto and Deerfield Management Company, L.P., as Administrative Agent for the lenders.

“Asset Purchase Agreement” means an Asset Purchase Agreement in form and substance reasonably acceptable to Administrative Agent and Lenders by and among one or more Borrowers and a buyer reasonably acceptable to Administrative Agent and Lenders (the “Buyer”) for the sale of the assets of Borrowers, and which Asset Purchase Agreement provides for the Buyer to act as the stalking horse bidder under the Stalking Horse Motion.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and any assignee of such Lender in accordance with the provisions of Section 11.6(b) in substantially the form of Exhibit 11.6-1.

“Assignment and Preferences Act” means the Assignment and Preferences Act (Ontario).

“Astra Zeneca Documents” means that certain Supply Agreement, dated as of October 31, 2016 (as amended from time to time prior to the date hereof), by and between AstraZeneca AB and Aralez Pharmaceuticals Trading Designated Activity Company.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any capital lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease. In no event shall Attributable Indebtedness include operating leases or any leases that would have been accounted for as operating leases under GAAP on the Closing Date, but because of changes in GAAP following the Closing Date, are accounted for as capital leases.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries for the fiscal year then ended, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Bankruptcy Court” has the meaning specified in the definition of “Chapter 11 Cases”.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrower Representative” means Aralez Pharmaceuticals Canada Inc.

“Borrowing” means a borrowing consisting of simultaneous Loans.

“Budget” means the budget for the Borrowers covering the 13-week period commencing on the CCAA Filing Date on a weekly basis, which budget shall include, at a minimum, detailed line-items setting forth the Borrowers’ accounts payable, in form acceptable to the Administrative Agent in its sole discretion.

“Budget Delivery Date” means the date of delivery of the Budget by the Borrowers to the Administrative Agent pursuant to Section 6.18.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the Province of Ontario or the state where the Administrative Agent’s Office is located.

“Canadian Multi-Employer Pension Plan” means a “multi-employer pension plan”, as defined in the Pension Benefits Act (Ontario), or any similar type of plan subject to pension standards legislation in any other Canadian jurisdiction.

“Canadian Pension Plan” means a “registered pension plan”, as such term is defined in subsection 248(1) of the Income Tax Act, which is sponsored, administered or contributed to, or required to be contributed to, by any Loan Party or under which any Loan Party has any actual or contingent liability.

“Case Milestones” means each of the following deadlines, which deadlines may be extended by the Applicants with the consent of the Administrative Agent: (a) entry of the CCAA Initial Order, in form and substance satisfactory to the Administrative Agent, on the CCAA Filing Date; (b) execution of the Asset Purchase Agreement and filing of the Stalking Horse Motion, in form and substance reasonably satisfactory to the Administrative Agent, within twenty-one (21) days of the CCAA Filing Date; (c) entry of an order approving the Stalking Horse Motion and related bidding and sale procedures, in each case, in form and substance reasonably satisfactory to the Administrative Agent by thirty-five (35) days after the CCAA Filing Date; (d) entry of an order approving the sale(s) in form and substance satisfactory to the Administrative Agent by sixty (60) days after the entry of an order approving the Stalking Horse Motion and related bidding and sale procedures; (e) closing of such sales by twenty-eight (28) days following the entry of an order approving the sale(s); provided that if the milestone described in the preceding clause (b) is not satisfied, then the Borrowers shall file a motion to sell all or substantially all of their assets in form and substance satisfactory to the Administrative Agent within thirty-five (35) days from the CCAA Filing Date and the remaining milestones in the preceding clauses (c) through (e) shall be automatically extended accordingly.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or the Government of Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States or the Government of Canada, as applicable, is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar or Canadian dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation or corporation incorporated in any U.S. state rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States or the Government of Canada in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“CCAA” has the meaning specified therefor in the recitals hereto.

“CCAA Case” has the meaning specified therefor in the recitals hereto.

“CCAA Court” has the meaning specified therefor in the recitals hereto.

“CCAA Filing Date” has the meaning specified therefor in the recitals hereto.

“CCAA Initial Order” means the order of the CCAA Court with respect to the Loan Parties and the CCAA Case substantially in the form of Exhibit 1.1(b) hereto, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Administrative Agent and the Required Lenders.

“CCAA Initial Order Period” means the period of time (a) commencing on the CCAA Filing Date and (b) ending on the date that is one Business Day before the earliest of (i) the date that the CCAA Case is terminated or otherwise ended, and (ii) the Maturity Date.

“Change in Law” means the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock of Parent representing 35% or more of the combined voting power of all Voting Stock of Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)                                 a majority of the members of the board of directors or other equivalent governing body of any Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the CCAA Filing Date, (ii) whose appointment, election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose appointment, election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such appointment, election or nomination at least a majority of that board or equivalent governing body.

“Chapter 11 Cases” means the chapter 11 cases to be filed by certain affiliates of the Borrowers by filing separate voluntary petitions for relief pursuant to chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

“Closing Checklist” means that certain Closing Checklist attached as Exhibit 1.1(a) hereto.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all property with respect to which Liens in favour of the Administrative Agent, for the benefit of itself and the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Loan Documents and the CCAA Initial Order.

“Collateral Documents” means a collective reference to any security agreements or notices and other security documents as may be executed and delivered by any Loan Party pursuant to the terms of Section 6.14 or any of the Loan Documents.

“Commitment” means, as to each Lender, the Loan Commitment of such Lender.  The Commitment of each Lender shall be automatically and permanently reduced without further action on a dollar for dollar basis by the aggregate principal amount of Loans advanced under this Agreement by such Lender from time to time.  Once repaid, Loans may not be re-borrowed.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.2.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means a Borrowing.

“Debt Issuance” means the issuance by any Loan Party of any Indebtedness other than Indebtedness permitted under Section 7.3.

“Debtor Relief Laws” means the CCAA, BIA, WURA, Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of Canada, the United States or other applicable jurisdictions from time to time in effect.

“Deerfield” has the meaning specified in the introductory paragraph hereto.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto.

“Defined Benefit Plan” means a pension plan registered under the Income Tax Act, the Pension Benefits Act (Ontario) or any other applicable pension standards legislation which contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“DIP Superpriority Claim” means the allowed superpriority claim granted to the Secured Parties in the CCAA Case by order of the CCAA Court for all of the Obligations with priority over any and all claims against the Loan Parties in the CCAA Case, at any time existing or arising, of any kind or nature whatsoever, other than the Administration Charge, which shall at all times be senior to the rights of the Loan Parties and their estates, and any successor trustee or other estate representative.

“Disclosure Schedule Side Letter” means the Disclosure Schedule Side Letter dated as of the Closing Date executed by the Loan Parties in favour of the Administrative Agent and the Lenders.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Loan Party, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Recovery Event.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, as applicable; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or a Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Internal Revenue Code or Sections 303 of ERISA or any Multiemployer Plan is considered to be in endangered or critical status within the meaning of Sections 431 and 432 of the Internal Revenue Code or Sections 304 and 305 of ERISA, (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Property” means, with respect to any Loan Party, (a) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent to use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral, and (b) any permit, license or agreement entered into by any Loan Party to the extent that (i) such permit, license or agreement or any Law prohibits the creation of a Lien thereon, or (ii) such permit, license or agreement requires the consent of any Person other than any Loan Party or Subsidiary (which has not been obtained) as a condition to the creation of any Lien on such property.

“Excluded Subsidiary” means, as of any date of determination, (a) any Subsidiary that is then prohibited by applicable Law from becoming a Guarantor, (b) any Subsidiary that is then required to obtain the consent of any Governmental Authority prior to becoming a Guarantor and such consent has not been obtained after the use of commercially reasonable efforts by such Subsidiary to obtain such consent, (c) any Subsidiary that is a Joint Venture if such Subsidiary is not then permitted to become a Guarantor under the Organization Documents of such Subsidiary, and (d) any Subsidiary that is not a debtor under the CCAA Case.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1(a)(ii), 3.1(a)(iii) or 3.1(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(e) other than as a result of a change in Law occurring subsequent to the date such Recipient became a party to this Agreement, and (d) any withholding Taxes imposed pursuant to FATCA.

“Extension Fee” has the meaning specified in Section 2.9(b).

“Facility Termination Date” means the date as of which all of the following are satisfied:  (a) all Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been made) in cash in accordance with the terms of this Agreement and the other Loan Documents, (b) all obligations or requirements of any Secured Party to extend credit under any Loan Document have been terminated and (c) all Loan Documents have terminated in accordance with their terms.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal  or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to a financial institution selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” means a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, Canada and each province and territory thereof shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fraudulent Conveyances Act” means the Fraudulent Conveyances Act (Ontario).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), consistently applied.

“Governmental Authority” means the federal government of Canada or any other nation, or of any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) each Borrower, (b) each Person that joins as a Guarantor pursuant to Section 6.13 or otherwise, and (c) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favour of the Administrative Agent and the other holders of the Obligations pursuant to Article 10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  the Swap Termination Value of any Swap Contract;

(d)                                 all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Attributable Indebtedness;

(g)                                  all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date or Term in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)                                 all Guarantees of such Person in respect of any of the foregoing; and

(i)                                     all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

In no event shall Indebtedness include operating leases or any leases that would have been accounted for as operating leases under GAAP on the Closing Date, but because of changes in GAAP following the Closing Date, are accounted for as capital leases.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.4(b).

“Information” has the meaning specified in Section 11.7.

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (provided that Investment includes amounts shown on the Borrower’s consolidated statements of cash flows as investments in unconsolidated joint ventures), or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 6.13 executed and delivered by a Subsidiary in accordance with the provisions of Section 6.13 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Joint Venture” means any Person in which any Borrower owns Equity Interests other than any Wholly Owned Subsidiary.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law; provided that, for purposes of Section 3.1, the defined term “Laws” shall include FATCA.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), deemed trust, charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article 2 from time to time, including the loans mentioned in Section 2.1(b).

“Loan Commitment” means, as to each Lender, its obligation to make its portion of the Loans to the Borrower pursuant to Section 2.1(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.1.  The aggregate principal amount of the Loan Commitments of all of the Lenders as in effect on the Closing Date is $10,000,000.

“Loan Documents” means this Agreement, each Note, each Joinder Agreement, the Collateral Documents and each other agreement, instrument or document related to this Agreement or any transaction contemplated hereby or thereby.

“Loan Notice” means a notice of a Borrowing of the Loans pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit 2.2 or such other form as may be approved by the Administrative Agent (including any form on an electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower Representative.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.  Notwithstanding anything herein to the contrary, the act of filing the CCAA Case, and effects typically resulting therefrom, shall not in and of itself constitute a Material Adverse Effect.

“Maturity Date” means the date which is the earliest of (a) the last day of the Term (the “Stated Maturity Date”), as such date may be extended in accordance with Section 2.15, (b) the date of a sale of all or substantially all of the assets of the Borrowers, (c) the conversion of the CCAA Case to a proceeding under the BIA,  (d) an order is entered by the CCAA Court dismissing the CCAA Case, which does not contain a provision for termination of this Agreement and the Commitments and payment in full of the Obligations hereunder and under the other Loan Documents and the occurrence of the Facility Termination Date prior to such dismissal, (e) the implementation of a plan of compromise or arrangement within the CCAA Case, which has been approved by the requisite majorities of the Borrowers’ creditors, by an order entered by the CCAA Court and by the Lenders; and (f) such earlier date on which all Loans and other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents (including pursuant to any acceleration of any Loans or Obligations upon the occurrence of an Event of Default); provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, that is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code, and to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party in respect of any Disposition, Debt Issuance or Recovery Event, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party in any Disposition, Debt Issuance or Recovery Event.

“Note” has the meaning specified in Section 2.11.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.5 or such other form as may be approved by the Administrative Agent (including any form on an electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means with respect to the each Loan Party all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party to the Administrative Agent or Lenders arising under any Loan Document or otherwise with respect to any Loan, and, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-Canadian jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-Canadian jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-Canadian jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-Canadian jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent” means Aralez Pharmaceuticals Inc.

“Participant” has the meaning specified in Section 11.6(d).

“Participant Register” has the meaning specified in Section 11.6(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430 and 436 of the Internal Revenue Code and Section 302 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party permitted to exist at such time pursuant to the terms of Section 7.1.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to a Borrower; provided that (i) such Disposition is permitted by the CCAA Initial Order, (ii) if the transferor of such property is a Borrower then the transferee thereof must be a Borrower, and (iii) if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof in accordance with the CCAA Initial Order; (d) Dispositions of machinery and equipment and the abandonment of intellectual property no longer used or useful in the conduct of business of the Loan Parties that are Disposed of in the ordinary course of business and in accordance with the CCAA Initial Order; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Loan Parties, in each case, that are in accordance with the CCAA Initial Order; and (f) the sale or disposition of Cash Equivalents in accordance with the CCAA Initial Order.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan, but excluding any Multiemployer Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder and any other personal property security legislations and applicable regulations of any other province or territory of Canada (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights promulgated thereunder).

“Prepetition Credit Facility” means that certain Second Amended and Restated Facility Agreement, dated as of December 7, 2015, by and among Parent, the other Persons party thereto from time to time, and the Prepetition Lenders party thereto, as amended, restated, supplemented or otherwise modified on or prior to the CCAA Filing Date.

“Prepetition Credit Facility Debt” means the “Obligations” as defined in the Prepetition Credit Facility.

“Prepetition Debt Documents” means “Loan Documents” as defined in the Prepetition Credit Facility.

“Prepetition Lender” means any lender providing the Prepetition Credit Facility Debt under the Prepetition Credit Facility (including the “Lenders” (as defined in the Prepetition Credit Facility)).

“Prepetition Secured Parties” means the Prepetition Lenders and any other holder of any Prepetition Credit Facility Debt.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party.

“Register” has the meaning specified in Section 11.6(c).

“Related Indemnified Person” shall mean, with respect to an Indemnitee, (x) any controlling person or controlled affiliate of such Indemnitee, (y) the officers, directors or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (z) the agents, advisors and other representatives of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (z), acting on behalf of, or at the express instructions of, such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this definition pertains to a controlling person, controlled affiliate, director, officer or employee involved in the negotiation or administration of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, a Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposure of all Lenders.

“Resignation Effective Date” has the meaning specified in Section 9.6.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other Governmental Authority or relevant sanctions authority.

“Sanctioned  Plan” means a plan of compromise, arrangement or reorganization, or any other proposal or plan, filed with the CCAA Court pursuant to the CCAA, voted on (or to be voted on) by the Borrowers’ creditors and implemented (or to be implemented) under the CCAA.

“Secured Parties” means the Administrative Agent, each Lender, any Indemnitee and any other holder of any Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the Senior Secured Super-Priority Debtor-in-Possession Security and Pledge Agreement, dated as of the Closing Date, which may, at the request of the Administrative Agent, be executed in favour of the Administrative Agent for the benefit of the Secured Parties by each of the Loan Parties.

“Stalking Horse Motion” means the motion of the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent, seeking approval of the terms of sale procedures, bid protections and related relief in connection with the Asset Purchase Agreement.

“Stated Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any of the Borrowers.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means the date that is six (6) months following the CCAA Filing Date.

“Threshold Amount” means $500,000.

“Total Credit Exposure” means, as to any Lender at any time, the outstanding Loans of such Lender at such time.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“Uniform Fraudulent Conveyance Act” means the Uniform Fraudulent Conveyance Act proposed by The National Conference of Commissioners on Uniform State Laws in 1918, as amended, modified or supplemented to from time to time.

“Uniform Fraudulent Transfer Act” means the Uniform Fraudulent Transfer Act proposed by The National Conference of Commissioners on Uniform State Laws in 1984, as amended, modified or supplemented to from time to time.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.1(e)(ii)(B)(3).

“Variance Report” has the meaning specified in Section 6.2(j).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by Parent directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by Parent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“WURA” means the Winding Up and Restructuring Act (Canada).

1.2                               Other Interpretive Provisions

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Loan Document or Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, Preliminary Statements of and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3                               Accounting Terms

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the

Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                                  Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrowers and their Subsidiaries or to the determination of any amount for the Borrowers and their Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrowers are required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.4                               Rounding

Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5                               Times of Day; Rates

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE 2
THE COMMITMENTS AND CREDIT EXTENSIONS

2.1                               Loans

(a)                                 [Reserved]

(b)                                 Loans.  Subject to the terms and conditions set forth in this Agreement and in accordance and compliance with the Budget and the CCAA Initial Order, each Lender severally and not jointly agrees, from time to time during the CCAA Initial Order Period, to make Loans in Dollars to the Borrowers in an aggregate amount which shall not exceed such Lender’s Commitment.  Such Loans may neither be requested nor made more frequently than once every seven (7) consecutive days and in the aggregate not to exceed the lesser of the unfunded portion of the Loan Commitment and the amount needed for working capital purposes and operating expenses set forth in (and in accordance with) the Budget and in accordance with the CCAA Initial Order.  Any Loans funded under the Loan Documents shall automatically and permanently decrease the remaining Loan

Commitments and Commitments available hereunder and any Loans that are borrowed may not be re-borrowed.

2.2                               Borrowings, Conversions and Continuations of Loans

(a)                                 Each Borrowing of the Loans made after the CCAA Filing Date shall be made upon the Borrower Representative’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each such Loan Notice must be received by the Administrative Agent not later than 12:00 noon one (1) Business Day prior to the requested date of any Borrowing.  Such Loan Notice shall specify (i)  the requested date of the Borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed, (iii) details on the use of the proceeds of such Borrowing in accordance with the Budget and the CCAA Initial Order, (iv) that all conditions in Section 2.1(b) and Section 4.1 and Section 4.2 have been satisfied and (v) in detail acceptable to the Administrative Agent and the Lenders where the Loans should be wired.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans.  In the case of a Borrowing, upon satisfaction of the applicable conditions set forth in Section 2.1(b) and Section 4.1 and Section 4.2, each Lender shall make the amount of its Loan available in immediately available funds using the wire instructions specified in the applicable Loan Notice.

2.3                               Administrative Priority

Each of the Loan Parties agrees for itself that, the Obligations of such Person shall be DIP Superpriority Claims and constitute allowed claims in the CCAA Case, having priority over all claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, other than claims subject to the Administration Charge.

2.4                               [Reserved].

2.5                               Prepayments

(a)                                 Voluntary Prepayments of Loans.

(i)                                     The Borrowers may, upon notice using the Notice of Loan Prepayment from the Borrowers to the Administrative Agent and the Lenders, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in the applicable Notice of Loan Prepayment shall be due and payable on the date specified therein.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                                 Mandatory Prepayments of Loans.

(i)                                     [Reserved].

(ii)                                  Dispositions and Recovery Events.  The Borrowers shall prepay the Loans as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party from all Dispositions (other than Permitted Transfers).

(iii)                               Debt Issuances.  Immediately upon receipt by any Loan Party of the Net Cash Proceeds of any Debt Issuance, the Borrowers shall prepay the Loans as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv)                              Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.5(b) shall be applied as follows:  first, ratably, to the Loans, and  second, ratably, to all other Obligations.  All prepayments under this Section 2.5(b) shall be accompanied by interest in cash on the principal amount prepaid through the date of prepayment.

2.6                               [Reserved].

2.7                               Repayment of Loans

On the Maturity Date, the Borrowers shall pay, on a ratable basis, to the Lenders and the other Secured Parties the aggregate principal amount of the Loans and all other Obligations that are outstanding on such date, together with all interest and fees related thereto.

2.8                               Interest

(a)                                 Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at the Applicable Rate.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i)                                     If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  While any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in-kind in arrears, and be capitalized, on each Interest Payment Date (or, with respect to interest at the Default Rate, upon demand and on the Maturity Date) applicable thereto by adding such accrued interest amount for such period to the principal amount of such Loan, with such interest amount added to such principal amount also accruing interest on a going-forward basis after being added to such principal amount of such Loan, and interest shall otherwise be due and payable at such other times as may be specified herein.  For the avoidance of doubt, such interest that is added to the principal amount of the Loans shall be principal owed on such Loans and shall accrue interest at all times after being added to such principal amount of such Loans.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment.

2.9                               Additional Consideration

(a)                                 The Borrowers shall pay to Administrative Agent for the pro rata benefit of the Lenders, a fee in the amount of one percent (1.0%) of the Commitment, which shall be non-refundable and fully earned on the date hereof and shall be due and payable on the Maturity Date.

(b)                                 On the effective date of any extension of the Stated Maturity Date pursuant to Section 2.15 (such date, the “Extension Effective Date”), the Borrowers shall pay to the Administrative Agent, for the pro rata benefit of the Lenders, an extension fee (the “Extension Fee”) equal to 1.00% of the Commitments so extended, which shall be non-refundable and fully earned on the Extension Effective Date and shall be due and payable on the Maturity Date.

(c)                                  The Borrowers shall pay to the Lenders such additional amounts as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such additional amounts shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d)                                 Each fee or other amount payable pursuant to this Section 2.9 shall be payable in-kind, and be capitalized, on the date such fee or other amount is otherwise due and payable by adding such fee or other amount to the principal amount of the Loans then outstanding, with such fee or other amount added to such principal amount also accruing interest on a going-forward basis after being added to such principal amount of such Loans.  For the avoidance of doubt, each such fee or other amount that is added to the principal amount of the Loans shall be principal owed on such Loans and shall accrue interest at all times after being added to such principal amount of such Loans.

2.10                        Computation of Interest

All computations of interest for Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt

The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Borrowers.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  If requested by a Lender, the Borrowers shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall be in the form of Exhibit 2.11 (a “Note”).  Each Lender may (but are not required to) attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.12                        Payments Generally; Administrative Agent’s Claw Back

(a)                                 General.  All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent and the respective Lenders to which such payment is owed, at the Administrative Agent’s Office and such Lender’s respective Lending Offices (as applicable) in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein, in each case, based on each Lender’s Applicable Percentage (or other applicable share as provided herein).  All payments received by the Administrative Agent or any Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     [Reserved].

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)                                  Obligations of Borrowers Joint and Several.  The obligations of each Borrower hereunder are joint and several and each Borrower shall be responsible for the failure of any other Borrower to perform any Obligation or make any payment required by this Agreement or any other Loan Document.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.4(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.4(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Loan Party or Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Certain Bankruptcy Matters

(a)                                 The Loan Parties hereby agree that the Obligations shall (i) constitute DIP Superpriority Claims over all claims against the Loan Parties now existing or hereafter arising, of any kind or nature whatsoever, other than claims subject to the Administration Charge, and (ii) be secured by the Collateral to the extent provided in the CCAA Initial Order.

(b)                                 In the event of a conflict between, or inconsistency among, the CCAA Initial Order, on the one hand, and any Loan Document, on the other hand, the CCAA Initial Order shall control.

(c)                                  Notwithstanding anything to the contrary contained herein or elsewhere:

(i)                                     the Secured Parties shall not be required to prepare, file, register or publish any financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments in any jurisdiction or filing or registration office, or to take possession of any Collateral or to take any other action in order to validate, render enforceable or perfect the Liens on the Collateral granted by or pursuant to the CCAA Initial Order, this Agreement or any other Loan Document. If the Administrative Agent (at the Required Lenders’ direction, which shall be in their sole discretion), from time to time elects to prepare, file, register or publish any such financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments, take possession of any Collateral, or take any other action to validate, render enforceable or perfect all or any portion of the Administrative Agent’s Liens on the Collateral, (A) all such documents and actions shall be deemed to have been filed, registered, published or recorded or taken at the time and on the date that the CCAA Initial Order is entered, and (B) shall not negate or impair the validity or effectiveness of this Section 2.14(c) or of the perfection of any other Liens in favour of the Administrative Agent, for the benefit of the Secured Parties, on the Collateral.

(ii)                                  Except as otherwise agreed to by the Required Lenders, the Liens, Lien priorities, DIP Superpriority Claims and other rights and remedies granted to the Secured Parties pursuant to the CCAA Initial Order, this Agreement or the other Loan Documents (specifically including, but not limited to, the existence, perfection, enforceability and priority of the Liens provided for herein and therein, and the DIP Superpriority Claims provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by any Borrower or any other Loan Party, or by dismissal or conversion of the CCAA Case, or by any other act or omission whatsoever.

(d)                                 Without limiting the generality of the foregoing, notwithstanding any such financing, extension, incurrence, dismissal, conversion, act or omission:

(i)                                     except for the Administration Charge, no costs or expenses of administration which have been or may be incurred in the CCAA Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of any Secured Party against the Loan Parties in respect of any Obligations;

(ii)                                  except for the Administration Charge, the Administrative Agent’s Liens on the Collateral shall constitute valid, enforceable and perfected first priority Liens, and shall be prior to all other Liens, now existing or hereafter arising, in favour of any other creditor or other Person; and

(iii)                               the Administrative Agent’s Liens on the Collateral shall continue to be valid, enforceable and perfected without the need for the Administrative Agent or any other Secured Party to prepare, file, register or publish any financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments or to otherwise perfect the Administrative Agent’s Liens under applicable non-bankruptcy law.

In connection with any sale or Disposition of all or any portion of the Collateral, including in each case pursuant to any CCAA Order, at any sale thereof conducted under the provisions of any Debtor Relief Law, or at any sale or foreclosure conducted by the Administrative Agent, in accordance with applicable law, each Borrower and each other Loan Party hereby gives the Administrative Agent (at the direction of the Required Lenders) the power and right, without assent by such Loan Party, to “credit bid” the full amount of all Obligations in order to purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral.

2.15                        Extension of Maturity Date

The Borrowers shall have an option to extend the Maturity Date then in effect for one (1) additional term, not longer than ninety (90) days, subject to satisfaction of the following conditions precedent:

(i)                                     each of the extending Lenders and the Administrative Agent consent to the extension in their sole discretion;

(ii)                                  as of the Extension Effective Date, the representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements, if any, furnished pursuant to clauses (a) and (b), respectively, of Section 6.1;

(iii)                               the Borrowers shall have paid the Extension Fee to the Administrative Agent, for the benefit of the extending Lenders consenting to such extension, payable to each such Lender ratably based on its share of the Commitments subject to extension and otherwise in accordance with Section 2.9;

(iv)                              no Default or Event of Default shall have occurred and be continuing on the Extension Effective Date; and

(v)                                 the Borrowers shall have delivered a written request to extend the Stated Maturity Date to the Administrative Agent not less than five (5) Business Days prior to the Stated Maturity Date then in effect (which shall be promptly forwarded by the Administrative Agent to each Lender).

ARTICLE 3
TAXES, YIELD PROTECTION AND ILLEGALITY

3.1                               Taxes

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 3.1(e) below.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both U.S. federal backup withholding and other withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.1(e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.1(e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.

(i)                                     Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.1(c)(ii) below.

(ii)                                  Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  After any payment of Taxes by any Borrower to a Governmental Authority as provided in this Section 3.1, such Borrower shall deliver to the Administrative Agent and the Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent and the Lenders.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(e)(ii)(A), 3.1(e)(ii)(B) and 3.1(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed copies of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.1-A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the

Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.1-B or Exhibit 3.1-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.1-D on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(f)                                   Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.1, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over pursuant to this subsection (f) to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favourable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

3.2                               [Reserved].

3.3                               [Reserved].

3.4                               Increased Costs

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender any other condition, cost or expense affecting this Agreement made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.5                               [Reserved].

3.6                               [Reserved].

3.7                               Survival

All of the Loan Parties’ obligations under this Article 3 shall survive repayment of all Obligations hereunder and resignation of the Administrative Agent.

ARTICLE 4
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.1                               Conditions to Initial Credit Extension

This Agreement shall become effective upon the satisfaction (or waiver by the Required Lenders) of the following conditions precedent:

(a)                                 Receipt by the Administrative Agent and the Lenders of the following, each in form and substance satisfactory to the Administrative Agent and each Lender:

(i)                                     Loan Documents.  Executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(ii)                                  Personal Property Collateral.  Upon the issuance of the CCAA Initial Order, the Administrative Agent shall have a perfected, first priority security interest in all of the Collateral subject to the Administration Charge, as and to the extent pursuant to Section 2.14, with only such exceptions as are acceptable to the Administrative Agent and the Lenders in their sole discretion.

(iii)                               Notes.  Delivery by the Borrowers of original Notes to each Lender in the principal amount of the Loans made (or to be made) by such Lender on the Closing Date in accordance with Section 2.11.

(iv)                              Closing Checklist.  Delivery by the Loan Parties and their Subsidiaries of all documents and other items described or listed on the Closing Checklist.

(b)                                 Truthfulness of Representations and Warranties.  The representations and warranties of each Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) on and as of Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(c)                                  No Defaults.  No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(d)                                 Delivery of Request for Credit Extension.  The Administrative Agent and the Lenders shall have received the Request for Credit Extension in accordance with the requirements hereof.

(e)                                  CCAA Case.  Other than the monitor in connection with the CCAA Case, no trustee, examiner or receiver shall have been appointed or designated with respect to the Loan Parties’ business, properties or assets.

(f)                                   CCAA Initial Order.  The CCAA Initial Order shall have been entered by the CCAA Court, and the Administrative Agent shall have received a true and complete copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, or vacated, absent prior written consent of the Administrative Agent and the Required Lenders.  The CCAA Initial Order shall order that the Liens and security interests in favour of the Administrative Agent (for the benefit of the Secured Parties) granted under the Security Agreement and the other Loan Documents shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral other than the Administration Charge, and that all of the Obligations shall be DIP Superpriority Claims.

Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.  The Request for Credit Extension submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Section 4.1 have been satisfied on and as of the Closing Date.

4.2                               Conditions of Credit Extension.

In addition to the satisfaction of all conditions precedent in Section 4.1, the obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)                                 The representations and warranties of each Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements, if any, furnished pursuant to clauses (a) and (b), respectively, of Section 6.1.

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  Since the CCAA Filing Date, no Material Adverse Effect shall have occurred.

(d)                                 The proposed Credit Extension complies with the Budget and the CCAA Initial Order.

(e)                                  The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(f)                                   After giving effect to the proposed Credit Extension, the aggregate principal amount of Loans advanced under this Agreement shall not exceed the aggregate principal amount of the Loan Commitments.

(g)                                  The Administrative Agent shall be satisfied that it has been granted, and still continues to hold, as the case may be, for the benefit of the Administrative Agent and the Lenders, a perfected, first priority Lien on and security interest in all of the Collateral and is subject to a DIP Superpriority Claim.

(h)                                 There shall exist no claim, action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority and which is not stayed by the automatic stay which relates to the Loans and which, in the opinion of the Administrative Agent, has any reasonable likelihood of having a Material Adverse Effect.

(i)                                     The CCAA Initial Order Period shall have not ended.

(j)                                    The Administrative Agent and the Lenders shall have received from the Loan Parties a copy of the Budget, together with a certificate of an Responsible Officer of the Borrowers stating that such Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Loan Parties to be reasonable at the time made and from the best information then available to the Loan Parties, which Budget shall be in form and substance satisfactory to the Administrative Agent and the Lenders in their sole discretion and which Budget shall have been approved by the CCAA Court.

Each Request for Credit Extension submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in this Section 4.2 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

5.1                               Existence, Qualification and Power

Each Loan Party (a) is duly organized or formed, validly existing and in good standing (to the extent such concept exists under the Laws of the jurisdiction of its incorporation or organization) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (b)(i) and (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2                               Authorization; No Contravention

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (other than the Loan Documents) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except, in each case referred to in clauses (b) and (c), to the extent that such conflict, breach, contravention, payment or violation, or the creation of such Lien, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

5.3                               Governmental Authorization; Other Consents

Except for the CCAA Initial Order, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect and (b) filings to perfect the Liens created by the Collateral Documents; except, in each case, to the extent that the failure to obtain such approval, consent, exemption, authorization or other action, or to provide such notice, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

5.4                               Binding Effect

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5                               Financial Statements; No Material Adverse Effect; Budget

(a)                                 The financial statements delivered pursuant to Section 6.1 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Persons covered thereby as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments and the absence of footnotes).

(b)                                 The Audited Financial Statements and the unaudited consolidated and consolidating financial statements of the Parent and its Subsidiaries for the fiscal quarter ending June 30, 2018 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments and the absence of footnotes).

(c)                                  From the date of the Audited Financial Statements to and including the Closing Date,  except as disclosed to the Administrative Agent and the Lenders prior to the date hereof, there has been no Disposition or any Recovery Event of any material part of the business or property of the Loan Parties and their Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Parent and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or that has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)                                 (i) The Budget, when delivered to any Secured Party, shall (A) be a true, correct and complete copy thereof, (B) be in compliance with the CCAA Initial Order and, in the case of the initial budget, approved by the CCAA Court, (C) be believed by the Loan Parties at the time furnished to be reasonable, (D) have been prepared on a reasonable basis and in good faith by the Loan Parties, and (E) have been based on assumptions believed by the Loan Parties to be reasonable at the time made and upon the best information then reasonably available to the Loan Parties, and (ii) the Loan Parties shall not be aware of any facts or information that would lead it to believe that such Budget is incorrect or misleading in any material respect.

5.6                               Litigation

Other than the CCAA Case or as otherwise disclosed to the Administrative Agent and the Lenders prior to the date hereof (including as a result of any public disclosure pursuant to the requirements of  any securities exchange, securities commission or any other Governmental Authority), there are no actions, suits, proceedings, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil penalties, claims or disputes pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any of the Loan Parties or any of their Subsidiaries or any of their respective Affiliates or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

5.7                               No Default

(a)                                 No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation (other than as a result of the CCAA Case or as otherwise disclosed to the Administrative Agent and the Lenders prior to the date hereof) that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)                                 No Event of Default has occurred and is continuing.

5.8                               Ownership of Property

Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9                               Environmental Compliance

(a)                                 There are no actual or, to the knowledge of the Loan Parties, threatened claims alleging potential liability or responsibility for violation of any Environmental Law on the businesses, operations and properties of the Loan Parties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 To the knowledge of the Responsible Officers of the Loan Parties, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous foreign, provincial, state or local list or is adjacent to any such property; there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any Subsidiary; there is no asbestos or asbestos- containing material on any property currently owned or operated by any Loan Party or any Subsidiary; and to the knowledge of the Responsible Officers of the Loan Parties, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary, in each case, in any manner that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  No Loan Party nor any Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and, to the knowledge of the Responsible Officers of the Loan Parties, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary have been disposed of in a manner not reasonably expected to have a Material Adverse Effect.

5.10                        Insurance

(a)                                 The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

(b)                                 Each Loan Party maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

5.11                        Taxes

Each Loan Party and its Subsidiaries have filed all federal, provincial, state and other material tax returns and reports required to be filed, and have paid all federal, provincial, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary is party to any tax sharing agreement.

5.12                        ERISA and Canadian Pension Plans Compliance

(a)                                 Each Plan (other than a Multiemployer Plan) is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws.  Each Pension Plan (other than a Multiemployer Plan) that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favourable determination, advisory or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (other than a Multiemployer Plan) or Canadian Pension Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan (other than a Multiemployer Plan) or Canadian Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as would not reasonably be expected to have a Material Adverse Effect (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan (other than a Multiemployer Plan), and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained with respect to any such plan; (iii) as of the most recent valuation date for any Pension Plan (other than a Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan (other than a Multiemployer Plan) has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan (other than a Multiemployer Plan).

(d)                                 Except as would not reasonably be expected to have a Material Adverse Effect, all individuals who perform or have performed services for any Loan Party or any Subsidiary of any Loan Party are or were correctly classified under each Plan, ERISA, the Internal Revenue Code and other applicable Law as common law employees, independent contractors or other non-employee basis, or leased employees.

(e)                                  As of the Closing Date, there are no Canadian Pension Plans.

(f)                                   In each case, except where the failure to comply has had, or would reasonably be expected to have, a Material Adverse Effect: (i) each Canadian Pension Plan that is sponsored or administered by any Borrower is duly registered under the Income Tax Act and applicable pension standards legislation and has been administered in accordance with applicable Law and the terms of such plan; (ii) all obligations of each Borrower (including funding, investment and administration obligations) required to be performed in connection with each such Canadian Pension Plan and the funding agreements thereunder have been performed on a timely basis; and (iii) there are no outstanding disputes concerning the assets of any such Canadian Pension Plan and there have been no improper withdrawals of any assets of any such Canadian Pension Plan.

(g)                                  All employee and employer contributions (including special payments and any other payments in respect of any funding deficiencies or shortfall, where applicable) required to have been remitted to the Canadian Pension Plans under the terms of the applicable plan and applicable Law, or under any collective agreement or participation agreement in respect of any Canadian Multi-Employer Pension Plan have been properly withheld and remitted to the funding arrangement for the plan in accordance with applicable Law except where any failure to remit is not material.

5.13                        Subsidiaries and Joint Ventures

(a)                                 Set forth on Schedule 5.13 to the Disclosure Schedule Side Letter is a complete and accurate list as of the Closing Date of each Subsidiary and Joint Venture, together with (i) jurisdiction of organization and (ii) percentage of outstanding shares of each class of Equity Interests owned (directly or indirectly) by any Loan Party.  The outstanding Equity Interests of each Subsidiary and Joint Venture owned by any Loan Party are validly issued, fully paid and to the extent applicable, non-assessable.

5.14                        Margin Regulations; Investment Company Act

(a)                                 The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Borrowers or any Subsidiary is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure

All written reports, financial statements, certificates or other information (other than financial projections and other forward-looking information and information of a general economic or industry-specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case, as modified or supplemented by other information so furnished).  Any financial projections furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document have been prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections were prepared (it being understood and agreed that financial projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of the preparer thereof, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

5.16                        Compliance with Laws

Each Loan Party is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.17                        Intellectual Property; Licenses, Etc.

Each Loan Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses.  Set forth on Schedule 5.17 to the Disclosure Schedule Side Letter is a list of (i) all IP Rights registered or pending registration with the Canadian Intellectual Property Office, United States Copyright Office or the United States Patent and Trademark Office that, as of the Closing Date, a Loan Party owns and (ii) all licenses of IP Rights registered with the Canadian Intellectual Property Office, United States Copyright Office or the United States Patent and Trademark Office as of the Closing Date.  Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by any Loan Party or the granting of a right or a license in respect of any IP Rights from any Loan Party does not infringe on the rights of any Person, in each case except as disclosed to the Administrative Agent and the Lenders prior to the date hereof. As of the Closing Date, none of the IP Rights owned by any Loan Party is subject to any material licensing agreement or similar arrangement granting rights to a third party except as set forth on Schedule 5.17 to the Disclosure Schedule Side Letter.

5.18                        Capitalization

All of the issued and outstanding shares of Equity Interests of each Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal, provincial and state and foreign securities Laws, were not issued in violation of any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing.

5.19                        Perfection of Security Interests in the Collateral

The Loan Documents and the CCAA Initial Order create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens (other than Liens permitted by Section 7.1).

5.20                        Taxpayer Identification Number

Set forth on Schedule 5.20-1 to the Disclosure Schedule Side Letter is a list of all real property located in Canada and the United States that is owned or leased by any Loan Party as of the Closing Date.  Set forth on Schedule 5.20-2 to the Disclosure Schedule Side Letter is the jurisdiction of organization, chief executive office, exact legal name, tax payer identification number and organizational identification number of each Loan Party as of the Closing Date.  Except as set forth on Schedule 5.20-3 to the Disclosure Schedule Side Letter, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its jurisdiction of formation or (iii) been party to a merger, amalgamation, consolidation or other change in structure.

5.21                        OFAC

None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.22                        Anti-Corruption Laws

The Loan Parties and their Subsidiaries and, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee or affiliate thereof have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada) and other similar anti-corruption legislation in other jurisdictions.

5.23                        EEA Financial Institution

No Loan Party is an EEA Financial Institution.

5.24                        Administrative Priority; Lien Priority

(a)                                 [reserved.]

(b)                                 Upon entry of the CCAA Initial Order, the Liens and security interests of the Administrative Agent on the Collateral shall be valid and, subject to the Administration Charge, perfected first priority Liens, prior to all other Liens (other than Liens permitted by Section 7.1).

(c)                                  Upon entry of the CCAA Initial Order, such order shall be in full force and effect and shall not be reversed, modified, amended, stayed, or vacated, absent the written consent of the Administrative Agent and the Required Lenders.  The Loan Parties shall be in compliance at all times with all of the material terms and conditions of the CCAA Initial Order.

5.25                        Appointment of Monitor; Liquidation

No order has been entered in the CCAA Case (i) for the appointment of a monitor with enlarged powers (beyond those set forth in the CCAA and the CCAA Initial Order or (ii) to convert any CCAA Case to a case under the BIA or to dismiss the CCAA Case.

5.26                        Motions and Documents

The Borrowers have furnished to the Administrative Agent all material motions to be filed with and submitted to the CCAA Court related to the commencement of the CCAA Case or material motions and other material documents related to the transactions contemplated hereby and the other Loan Documents and the approval thereof.

ARTICLE 6
AFFIRMATIVE COVENANTS

Until the Facility Termination Date, each Loan Party shall to:

6.1                               Financial Statements

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Lenders:

(a)                                 Annual Financial Statements.

(i)                                     with respect to the Parent and its Subsidiaries, as soon as available, but in any event within ninety days after the end of each fiscal year of the Parent (or, if earlier, the date filed with any securities exchange, securities commission or similar Governmental Authority or commission), an unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related unaudited consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; and

(ii)                                  concurrently with the delivery of the financial statements referred to in Section 6.1(a)(i), consolidating balance sheets of the Subsidiaries of the Parent as at the end of such fiscal year, and the related consolidating statements of income or operations for such fiscal year, all in reasonable detail certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent in accordance as fairly presenting the financial condition and results of operations of the Subsidiaries of the Parent in accordance with GAAP; and

(b)                                 [Reserved].

(c)                                  Monthly Financial Statements.

(i)                                     as soon as available, but in any event no later than the date filed with the CCAA Court or any securities exchange, securities commission or similar Governmental Authority or commission, an operating report or other financial report or information filed with the CCAA Court or such agency for each calendar month ended after the CCAA Filing Date (provided that, for the calendar month ending August 31, 2018, such report and information shall only cover the period from the CCAA Filing Date until the end of such calendar month and shall be included and combined with the report and information for the calendar month ended September 30, 2018 and provided at the same time as such report and information covering the calendar month ended September 30, 2018 is delivered or required to be delivered hereunder).

6.2                               Certificates; Other Information

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Lenders:

(a)                                 [reserved];

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(c), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrowers (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)                                  at the times set forth in the CCAA Initial Order, such reports, documents and information required to be provided to any Secured Party pursuant to the CCAA Initial Order;

(d)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file with any securities exchange, securities commission or similar Governmental Authority or commission, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)                                  promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Borrower by independent accountants in connection with the accounts or books of any Borrower or any Loan Party, or any audit of any of them;

(f)                                   promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities in excess of the Threshold Amount of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.1 or any other clause of this Section 6.2;

(g)                                  promptly, and in any event within five (5) Business Days after receipt thereof by Parent or any Loan Party, copies of each notice or other correspondence received from any securities exchange, securities commission or similar Governmental Authority or commission concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary;

(h)                                 [reserved];

(i)                                     promptly after the sending thereof, copies of all written reports given by any Loan Party to any official or unofficial creditors’ committee in the CCAA Case, other than any such reports subject to privilege; provided that such Person may redact any confidential information contained in any such report if it provides a summary of the nature of the information redacted to the Administrative Agent;

(j)                                    on the Wednesday of each calendar week commencing on and after the seventh day following the Budget Delivery Date, but in no event prior the week of August 27, 2018, a variance report (the “Variance Report”), in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders, comparing the actual receipts  and disbursements of the Loan Parties for the immediately preceding calendar week to the Budget for such week;

(k)                                 promptly, such additional information regarding the business, financial or corporate affairs of Parent or any Loan Party or any Subsidiary, or compliance with the terms of the

Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(l)                                     not later than two (2) business days prior to the first Monday of each calendar month commencing on September 3, 2018 (or more frequently upon mutual agreement of the Borrowers and the Administrative Agent), the Borrowers shall deliver to the Administrative Agent for its approval an updated rolling 26 week Budget for the period commencing on the first Monday of such calendar month.  Each such Budgets shall set forth on a line-item basis the Borrowers’ anticipated cash receipts and cash disbursements on a weekly basis which the Borrowers expect to incur during each week included in such Budget.  The Borrowers shall promptly deliver to the Administrative Agent any supplemental information or updates applicable to any Budget.  Until such time as the Administrative Agent and the Lenders have approved in writing any proposed Budget (which approval shall not be unreasonably withheld or delayed), the Budget last approved by the Administrative Agent and the Lenders shall control; and

(m)                             (i) promptly after the filing thereof with any Governmental Authority, copies of each actuarial report and any material applications for regulatory approval of surplus asset withdrawals with respect to each Canadian Pension Plan sponsored or administered by any Loan Party, (ii) promptly after becoming aware of any material failure to withhold, make, remit or pay any employee or employer payments, contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls) to a Canadian Pension Plan in accordance with applicable Law or the occurrence of any event which could reasonably be expected to result in the termination of any Canadian Pension Plan, written notice thereof, together with an explanation of the actions taken or proposed to be taken by any Loan Party relating thereto, and (iii) upon request by the Administrative Agent, copies of any notifications of remittances or similar documents prepared and delivered to the trustee or custodian of any Canadian Pension Plan sponsored or administered by any Loan Party pursuant to section 56.1 of the Pension Benefits Act (Ontario) or similar applicable legislation in another jurisdiction.

6.3                               Notices

Promptly (but, in any event, not less than one Business Day after the occurrence thereof) notify in writing the Administrative Agent and each Lender of:

(a)                                 (i) the occurrence of any Default or any Event of Default and (ii) the occurrence of any Default or Event of Default under (and as defined in) the Aralez US DIP Credit Agreement;

(b)                                 any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event; and

(d)                                 any material change in accounting policies or financial reporting practices by any Loan Party.

Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the

Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.4                               Payment of Taxes

Pay and discharge, as the same shall become due and payable, all its federal, state, provincial and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets arising from and after the CCAA Filing Date, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party.

6.5                               Preservation of Existence, Etc.

(a)                                 Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.4 or 7.5.

(b)                                 Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.4 or 7.5.

(c)                                  Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Preserve or renew all of its IP Rights, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

6.6                               Maintenance of Properties

(a)                                 Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)                                 Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.7                               Maintenance of Insurance

(a)                                 Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates.

(b)                                 Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent but in no event less than required by applicable law, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c)                                  Cause the Administrative Agent and its successors and assigns to be named as lender’s loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

6.8                               Compliance with Laws

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.9                               Books and Records

(a)                                 Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party.

(b)                                 Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party.

6.10                        Inspection Rights

Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) absent an Event of Default, the Borrowers shall be required to pay for only one such visit and/or inspections by the Administrative Agent in any fiscal year of the Parent and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. Any Lender may accompany the Administrative Agent on, and participate in, any such visit or inspection at such Lender’s expense.

6.11                        Use of Proceeds

Subject to the immediately succeeding sentence, use the proceeds of the Credit Extensions to finance working capital and general corporate purposes and to pay for expenditures in accordance and compliance with the Budget and the CCAA Initial Order, provided that, for the avoidance of doubt, in no event shall the proceeds of the Credit Extensions be used (y) in contravention of any Law or of any Loan Document or (z) to pay, repay or prepay any Indebtedness or other obligations except in accordance with the Budget and approved by the CCAA Court.

6.12                        ERISA and Canadian Pension Plans Compliance

(a)                                 Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, do, and cause each of its ERISA Affiliates to do, each of the following:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Pension Plan and any Multiemployer Plan.

(b)                                 Ensure that each Canadian Pension Plan that is sponsored or administered by any Loan Party is administered in material compliance with the terms of the applicable plan, the applicable funding agreement and any other documents governing the plan, and applicable Laws. The Borrowers shall, and shall cause each other Loan Party to, promptly provide the Administrative Agent with any documentation relating to any of the Canadian Pension Plans that is within the possession or control of the Loan Party as the Administrative Agent may reasonably request. The Borrowers shall, and shall cause their Subsidiaries to, notify the Administrative Agent within thirty (30) days of: (i) any material increase in the obligations or liabilities of any Loan Party under any Canadian Pension Plan; or (ii) any Loan Party assuming any obligation to sponsor, administer, participate in or contribute to any Canadian Pension Plan in respect of which such Loan Party did not previously have an obligation to sponsor, administer, participate in or contribute to, as applicable.

6.13                        Additional Guarantors

If any Person which is not a subsidiary as of the Closing Date becomes a Subsidiary (other than an Excluded Subsidiary) after the Closing Date, cause such Person to (a) become a Guarantor (but, for the avoidance of doubt, excluding any Excluded Property from the property securing the Guaranty) by executing and delivering to the Administrative Agent and the Lenders a Joinder Agreement and (b) upon the request of the Administrative Agent or the Required Lenders in its or their sole discretion, deliver to the Administrative Agent and the Lenders such Organization Documents, resolutions and favourable opinions of counsel, all in form, content and scope reasonably satisfactory to the requesting Administrative Agent or Required Lenders (as applicable).

6.14                        Pledged Assets

(a)                                 Equity Interests.  Cause (i) 100% of the issued and outstanding Equity Interests of each Subsidiary directly owned by any Loan Party to be subject at all times to a first priority (subject to the Administration Charge), perfected Lien in favour of the Administrative Agent pursuant to the terms and conditions of the Loan Documents and CCAA Initial Order and, in connection with the foregoing, deliver to the Administrative Agent and the other Lenders such other documentation as the Administrative Agent or the Required Lenders may request including, any filings and deliveries to perfect such Liens and favourable opinions of counsel all in form and substance reasonably satisfactory to the requesting Administrative Agent or Required Lenders (as applicable).

(b)                                 Other Property.  Cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority (subject to the Administration Charge), perfected and, in the case of owned real property, title insured Liens in favour of the Administrative Agent to secure the Obligations pursuant to the Loan Documents and the CCAA Initial Order and, in connection with the foregoing, deliver to the Administrative Agent and the Lenders such other documentation as the Administrative Agent or the Required Lenders may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, and favourable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the requesting Administrative Agent or Required Lenders (as applicable).

6.15                        Maintenance of Depository Relationship

Maintain each Loan Party’s primary deposit relationship, including operating, cash management and collection/lockbox services, with its existing depository banks or such other financial institution as the Administrative Agent may agree in its sole discretion.

6.16                        Anti-Corruption Laws and Sanctions

Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada) and other similar anti-corruption legislation in other jurisdictions, OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by any other relevant sanctions authority and maintain policies and procedures designed to promote and achieve compliance with such laws and regulations.

6.17                        Account Control Agreements

To the extent requested by the Administrative Agent at any time, each Loan Party shall have entered into a customary account control agreement, in a form reasonably satisfactory to the Administrative Agent with the Administrative Agent and any bank or other financial institution with which such Loan Party maintains a deposit account.

6.18                        Post-Closing Items

The Borrowers shall execute and deliver the documents and complete the tasks set forth on Schedule 6.18, in each case, within the time limits specified therein (or such longer period agreed to by Administrative Agent in its sole discretion).

6.19                        Case Milestones

The Borrowers shall comply with the Case Milestones on a timely basis, subject to any extension of any Case Milestone with the written consent of the Administrative Agent.

6.20                        Further Assurances

Subject to the terms of the CCAA Initial Order, take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Administrative Agent may require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected first priority Liens to the Administrative Agent (for the benefit of the Secured Parties) on any of the Collateral or any other property of any Loan Party and its Subsidiaries and to have the Obligations be DIP Superpriority Claims, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto the Administrative Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law and subject to the CCAA Initial Order, each Loan Party (i) authorizes the Administrative Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Administrative Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.  The assurances contemplated by this Section 6.20 shall be given under applicable non-bankruptcy law (to the extent not inconsistent with the Bankruptcy Code and the CCAA Initial Order) as well as the Bankruptcy Code, it being the intention of the parties that the Administrative Agent may request assurances under applicable non-bankruptcy law, and such request shall be complied with (if otherwise made in good faith by the Administrative Agent) whether or not any of the CCAA Initial Order are in force and whether or not dismissal of the CCAA Case or any other action by the CCAA Court is imminent, likely or threatened.

ARTICLE 7
NEGATIVE COVENANTS

Until the Facility Termination Date, without  the prior written consent of  the Administrative Agent and the Required Lenders in their sole discretion, no Loan Party shall directly or indirectly:

7.1                               Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens existing on the Closing Date and listed on Schedule 7.1 to the Disclosure Schedule Side Letter and any renewals or extensions thereof, provided that the property covered thereby is not increased;

(c)                                  Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 Liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or, if overdue for more than 60 days, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.1(h);

(i)                                     Liens securing Indebtedness permitted under Section 7.3(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)                                    Licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(k)                                 any interest of title of a lessor under, and Liens arising from UCC or PPSA financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)                                     normal and customary rights of setoff upon deposits of cash in favour of banks or other depository institutions;

(m)                             Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n)                                 Liens under the Prepetition Debt Documents and Permitted Liens (as defined in the Prepetition Credit Facility), in each case subject to (and in accordance with) the terms and provisions of the CCAA Initial Order;

(o)                                 Liens created under or pursuant to the CCAA Initial Order; and

(p)                                 other Liens agreed to in writing by the Administrative Agent and the Required Lenders in their sole discretion.

7.2                               Investments

Make any Investments, except:

(a)                                 Investments held in the form of cash or Cash Equivalents;

(b)                                 Investments existing as of the Closing Date and set forth on Schedule 7.2 to the Disclosure Schedule Side Letter, to the extent such Investments are permitted to be made pursuant to the terms of the CCAA Initial Order and is in accordance and compliance with the Budget;

(c)                                  Investments in any Person that is a Loan Party both prior to and after giving effect to such Investment, provided that (i) such Investment is made in accordance with the Budget and is permitted by the CCAA Initial Order and (ii) in the case of an Investment involving any Borrower, such Borrower shall be the Person such Investment is made in (and not the Person making such Investment);

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(e)                                  loans and advances to employees of any Borrower for reimbursable expenses in the ordinary course of business that are funded in accordance and compliance with the Budget and permitted by the CCAA Initial Order.

7.3                               Indebtedness

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the Closing Date set forth on Schedule 7.3 to the Disclosure Schedule Side Letter (and renewals, refinancings and extensions thereof); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, renewal or extension are no less favourable in any material respect to the Loan Parties and their Subsidiaries or the Lenders than the terms of the Indebtedness being refinanced, renewed or extended;

(c)                                  intercompany Indebtedness permitted as an Investment under Section 7.2; provided that (i) such Indebtedness shall be subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent and (ii) such Indebtedness shall not be prepaid unless no Default exists immediately prior to or after giving effect to such prepayment;

(d)                                 obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”; (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and (iii) such Swap Contract is permitted by the CCAA Initial Order;

(e)                                  purchase money Indebtedness (including obligations in respect of capital leases and Synthetic Lease Obligations) incurred prior to the CCAA Filing Date to finance the purchase of fixed assets, provided that such Indebtedness when incurred shall not have exceeded the purchase price of the asset(s) financed;

(f)                                   Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal bonds or similar obligations incurred in the ordinary course of business;

(g)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, in each case, drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is extinguished within 5 Business Days of its incurrence;

(h)                                 the Prepetition Credit Facility Debt under the Prepetition Credit Facility, subject to (and in accordance with) the terms and provisions of the CCAA Initial Order; and

(i)                                     Guarantees with respect to Indebtedness permitted under this Section 7.3.

7.4                               Fundamental Changes

Merge, amalgamate, dissolve, liquidate or consolidate with or into another Person, except that so long as no Event of Default exists or would result therefrom and such transaction is permitted by the CCAA Initial Order, (a) any Borrower may merge, amalgamate or consolidate with any of its Subsidiaries; provided that such Borrower is the continuing or surviving Person and (b) any other Loan Party may merge, amalgamate or consolidate with any other Loan Party.

7.5                               Dispositions

Make any Disposition except Permitted Transfers.

7.6                               Restricted Payments

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each Loan Party may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; provided that any such Equity Interests that are Collateral shall be granted a Lien on in favour of the Administrative Agent for the benefit of the Secured Parties and such Lien shall be perfected on and have the required priority required by this Agreement and the other Loan Documents and the CCAA Initial Order.

7.7                               Change in Nature of Business

Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.8                               Transactions with Affiliates

Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person, whether or not in the ordinary course of business, other than, in each case, to the extent permitted by the CCAA Initial Order and in accordance (and compliance) with the Budget, (a) transactions among Loan Parties, (b) intercompany transactions expressly permitted by Section 7.2, Section 7.3, Section 7.4, Section 7.5 or Section 7.6, (c) normal and reasonable compensation and reimbursement of expenses of officers and directors and (d) except as otherwise specifically limited in this Agreement, other transactions which are on terms and conditions not substantially less favourable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate.

7.9                               Burdensome Agreements

Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 7.3(f), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, or (4) the Prepetition Debt Documents, subject to (and in accordance with) the terms and provisions of the CCAA Initial Order.

7.10                        Use of Proceeds

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                        Payments

Make (i) any payments on account of any pre-filing creditor’s claims against any Borrower, (ii) payments in respect of a reclamation program or (iii) payments under any management incentive plan or similar type of plan, except in each case, in amounts and on terms and conditions that (A) are approved by order of the CCAA Court and (B) are expressly permitted by the Budget or otherwise approved by the Administrative Agent and Required Lenders in their sole discretion and in writing.

7.12                        Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity

(a)                                 Amend or modify any of its Organization Documents in a manner adverse to the Lenders.

(b)                                 Change its fiscal year.

(c)                                  Without providing ten (10) days prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree), change its name, jurisdiction of formation or form of organization.

7.13                        Sanctions

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent or otherwise) of Sanctions.

7.14                        Anti-Corruption Laws

Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

7.15                        Astra Zeneca Documents

Amend, restate, supplement, extend or modify any of the Astra Zeneca Documents, in each case in a manner adverse to the Lenders, unless approved in writing by the Administrative Agent.

7.16                        Financial Covenant

Fail to be in compliance with the Budget (excluding professional fees and expenses of the CCAA Case monitor, the Administrative Agent and the Lenders and their respective legal counsels) or permit variances with respect to cumulative receipts and cumulative disbursements in the Budget (excluding professional fees and expenses of the CCAA Case monitor, the Administrative Agent and the Lenders and their respective legal counsels) for any two week trailing period, commencing with the first two full weeks after the Budget Delivery Date, to exceed the greater of (i) 15% more than the corresponding amounts set forth in the Budget for such period and (ii) $100,000; provided, that the aggregate professional fees and expenses, other than professional fees and expenses of the CCAA Case monitor, the Administrative Agent and the Lenders and their respective legal counsels, shall not exceed the amount set forth in the Budget.

7.17                        No Investment Company

Be an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act, or to otherwise be registered or required to be registered or subject to the restrictions imposed by the Investment Company Act.

7.18                        Use of Property; Post-Filing Pleadings

On or after the CCAA Filing Date, each Loan Party agrees that it shall not, without the Required Lenders’ prior written consent, file any motions or pleadings with the CCAA Court (a) seeking authority for any Loan Party to (i) use any of the material properties or assets of the Loan Parties outside the ordinary course of business, (ii) satisfy prepetition claims of the Loan Parties or (iii) incur administrative costs, in each case, to the extent such relief is inconsistent with this Agreement, the other Loan Documents, the CCAA Initial Order or the Budget, or (b) seeking relief that is otherwise inconsistent with this Agreement and the CCAA Initial Order.

7.19                        CCAA Initial Order; Administrative Priority; Lien Priority;  Payment of Claims

(a)                                 At any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the CCAA Initial Order, except for modifications and amendments agreed to by the Administrative Agent and the Required Lenders.

(b)                                 At any time, suffer to exist a priority for any administrative expense or unsecured claim against the Loan Parties (now existing or hereafter arising of any kind or nature whatsoever), by CCAA Initial Order or otherwise, equal or superior to the priority of the Administrative Agent and the Lenders in respect of the Obligations, except as provided in Section 2.3.

(c)                                  Except as permitted by the CCAA Initial Order, at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favour of the Administrative Agent for the benefit of the Secured Parties in respect of the Collateral.

(d)                                 Following the Budget Delivery Date but prior to the date on which the Facility Termination Date has occurred, pay any administrative expense claims except (i) professional expenses to the extent provided in the Budget and approved by the CCAA Court, (ii) Obligations due and payable hereunder, and (iii) other administrative expense and professional claims incurred in the ordinary course of the business of the Loan Parties or the CCAA Case to the extent provided in the Budget.

7.20                        Canadian Pension Plan Compliance

Except with the prior written consent of the Administrative Agent (a) terminate or wind-up or take any other action with respect to any Canadian Pension Plan that is sponsored or administered by any Loan Party which could reasonably be expected to result in any material liability of any Loan Party, (b) fail to make full payment when due of all material amounts which, under the terms of any Canadian Pension Plan, any collective agreement or applicable Law, the Loan Party is required to pay as contributions thereto, (c) establish, sponsor, administer, contribute to, participate in, or assume any material liability (including any material contingent liability) under any Defined Benefit Plan.

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

8.1                               Events of Default

Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.2, 6.3(a), 6.5(a), 6.10, 6.11, 6.13, 6.14, 6.16, 6.18 or 6.19 or Article 7; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe (i) any term, covenant or agreement contained in Section 6.19 and such failure continues for five Business Days or (ii) any other covenant or agreement (not specified in Section 8.1 (a) or (b) above or Section 8.1(c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  General Cross-Default.  Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee incurred or assumed on or after the CCAA Filing Date (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided however, that any default or event of default that result from the filing of the CCAA Case or Chapter 11 Cases or from any transaction permitted by the Bankruptcy Court or CCAA Court shall not constitute an Event of Default under this Section 8.1(e); or

(f)                                   Aralez US DIP Credit Agreement.  Occurrence of an “Event of Default” as defined in the Aralez US DIP Credit Agreement; or

(g)                                  Attachment.  Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party or any of its Subsidiaries that is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(j)                                    Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the occurrence of the Facility Termination Date, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created hereby or thereby or by any CCAA Initial Order; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     Case Milestones.  The failure to meet any of the Case Milestones, or:

(m)                             CCAA Case.

(i)                                     the Initial CCAA Order shall have been stayed, amended, modified, reversed, or vacated without the consent of the Required Lenders; or

(ii)                                  an order with respect to the CCAA Case shall be entered by the CCAA Court appointing, or any Loan Party shall file an application for an order with respect to the CCAA Case seeking the appointment of a monitor with enlarged powers relating to the operation of the business; or

(iii)                               an order shall be entered by the CCAA Court converting the CCAA Case to a case under the BIA; or

(iv)                              an order shall be entered by the CCAA Court confirming a plan of compromise or arrangement in the CCAA Case which does not (i) contain a provision for termination of the Commitments and payment and performance in full of all

Obligations of the Loan Parties hereunder and under the other Loan Documents and cause the Facility Termination Date to occur on or before the effective date of such plan or plans upon entry thereof and (ii) provide for the continuation and perfection of the Liens and security interests granted to the Administrative Agent for the benefit of the Administrative Agent and the Lenders and priorities provided herein and in the other Loan Documents and the CCAA Initial Order until such plan effective date; or

(v)                                 an order shall be entered by the CCAA Court dismissing the CCAA Case which does not contain a provision for termination of the Commitments, and the payment in and performance in full of all Obligations of the Loan Parties hereunder and under the other Loan Documents and the occurrence of the Facility Termination Date upon entry thereof; or

(vi)                              an order with respect to the CCAA Case shall be entered by the CCAA Court without the express prior written consent of the Administrative Agent and the Required Lenders, (1) to revoke, reverse, stay, modify, supplement or amend any of the CCAA Initial Order, (2) to grant or permit the grant of a Lien on the Collateral other than a Permitted Lien, or (3) to reject the Astra Zeneca Documents; or

(vii)                           an application for any of the orders described in clauses (i) through (vi) above shall be made by a Person and such application is not contested by the Loan Parties in good faith and the relief requested is granted in an order that is not stayed pending appeal; or

(viii)                        any action shall be commenced against the Administrative Agent or any other Secured Party or any Related Party of any of them by any Loan Party or any of its Affiliates, officers or employees; or

(ix)                              an order shall be entered by the CCAA Court that is not stayed pending appeal granting relief from the automatic stay to any creditor of any Loan Party with respect to any claim in an amount equal to or exceeding $50,000 in the aggregate (for all such claims of all such creditors); or

(x)                                 (A) any Person shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of the Prepetition Secured Parties, the Administrative Agent or the Lenders in the Collateral and/or the Prepetition Lenders’, Administrative Agent’s or the Lenders’ claims or rights against such Person, (B) any Lien or security interest created by the Prepetition Debt Documents, this Agreement, the other Loan Documents or the CCAA Initial Order shall, for any reason, cease to be valid and have the priorities and perfection set forth herein and therein or (C) any action shall be commenced by any Person which contests the validity, perfection, priority or enforceability of any of the Liens and security interests of the Prepetition Secured Parties, the Administrative Agent and/or the other Secured Parties created by any of the CCAA Initial Order, Prepetition Debt Document, this Agreement or any other Loan Document; or

(xi)                              the CCAA Initial Order or any security agreement, any pledge agreement, any mortgage or any other security document, related to this Agreement, any other Loan Document or the CCAA Initial Order after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and first priority Lien in favour of the Administrative Agent for the benefit of the Secured Parties on any Collateral purported to be covered hereby or thereby; or

(xii)                           Borrower shall make any prepetition payment other than (A) as permitted by the CCAA Initial Order, (B) as otherwise permitted by this Agreement, (C) as otherwise ordered by the CCAA Court and agreed in writing by the Administrative Agent in its sole discretion or (D) as authorized by the CCAA Court (i) in accordance with the CCAA Initial Order entered on, before or after the CCAA Filing Date or other orders of the CCAA Court entered with the consent of (or non-objection by) the Administrative Agent, (ii) in connection with the assumption of executory contracts and unexpired leases with the consent of (or non-objection by) the Administrative Agent or (iii) in respect of accrued payroll and related expenses and employee benefits as of the CCAA Filing Date; or

(xiii)                        Borrowers shall fail to comply with any of the material terms of the CCAA Initial Order; or

(xiv)                       entry of a CCAA Court order authorizing the sale of all or substantially all of the assets of Borrowers (or Borrowers seeking or supporting such sale), that does not provide for the payment in full of the Obligations (other than contingent obligations for which no claim has been made) in accordance with the terms of this Agreement and the other Loan Documents (less the aggregate amount “credit bid” by the Administrative Agent and/or the Lenders for any or all such assets); or

(xv)                          failure of the CCAA Court to permit the Lenders to credit bid the Prepetition Credit Facility Debt, subject to the CCAA Initial Order, and the Loans made hereunder in connection with the purchase of any of the Borrowers’ assets; or

(xvi)                       the CCAA Case shall be dismissed without a Sanctioned Plan or converted to a receivership, proposal in bankruptcy or bankruptcy proceeding.

8.2                               Remedies Upon Event of Default

Subject to the CCAA Initial Order, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may (or shall, at the request of the Required Lenders) take any or all of the following actions, at the same time or different times:

(a)                                 declare any commitment of each Lender to make any Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts and Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  [reserved]; and

(d)                                 On 5 days’ notice to the Borrowers and the CCAA Case monitor, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law or at equity.

Neither the Loan Parties nor any other party-in-interest shall have the right to contest the enforcement of remedies set forth in the CCAA Initial Order and the Loan Documents on any basis other than an assertion that an Event of Default has not occurred or has been cured within the cure periods expressly set forth in the applicable Loan Documents. Subject to the first sentence of this paragraph, the Loan Parties shall cooperate fully with the Administrative Agent and the other Secured Parties in their exercise of rights and remedies, whether against the Collateral or otherwise.

In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Loan Document shall have been breached by any Loan Party, then the Administrative Agent or any other Secured Party may proceed to protect and enforce the Secured Parties’ rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Loan Document.  Without limitation of the foregoing, the Loan Parties agree that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof (without the necessity of posting bond or other security and without the need to prove damages).  The Administrative Agent and any other Secured Party acting pursuant to this paragraph shall be indemnified by the Loan Parties against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with the terms hereof.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, and subject to the CCAA Initial Order, each Loan Party hereby irrevocably and unconditionally constitutes and appoints the Administrative Agent and any of the Administrative Agent’s Affiliates, attorneys, representatives or agents, with full power of substitution, as such Loan Party’s true and lawful attorney-in-fact with full irrevocable and unconditional power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of carrying out the terms of this Agreement and the other Loan Documents, to take any appropriate steps or actions and to execute and deliver (and perform under on such Loan Party’s behalf) any agreement, document or instrument that may be necessary or desirable to accomplish the purposes and/or effectuate the items and actions set forth in this Agreement and the other Loan Documents, including (i) any actions that any such Loan Party fails to take that are required under such documents, agreements or instruments and (ii) during the existence of any Event of Default.

8.3                               Application of Funds

After the exercise of remedies provided for in Section 8.2 (or after the Obligations have automatically become immediately due and payable as set forth in the proviso to Section 8.2), any amounts received on account of the Obligations shall, subject to the Administration Charge, be applied by the Administrative Agent in the following order:

(a)                                 First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

(b)                                 Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)                                  Third, to payment of that portion of the Obligations constituting interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(d)                                 Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

(e)                                  Fifth, to payment of any other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them; and

(f)                                   Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full and all Commitments have been terminated, to the Borrower or as otherwise required by Law.

ARTICLE 9
ADMINISTRATIVE AGENT

9.1                               Appointment and Authority

Each of the Lenders hereby irrevocably appoints Deerfield to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents and the CCAA Initial Order, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article 11 (including Section 11.4(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.2                               Rights as a Lender

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.3                               Exculpatory Provisions

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.  The Administrative Agent shall be deemed not to have knowledge of any Default.  The Administrative Agent shall have no responsibility or duty to provide any agreements, instruments or documents that it receives from any Loan Party or any of its Affiliates to any Lender.

Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or there in or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents or the CCAA Initial Order, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, advisor or attorney in fact that it selects.

9.4                               Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5                               Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub- agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6                               Resignation of Administrative Agent

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.

Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 [Reserved].

(c)                                  With effect from the Resignation Effective Date (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.1(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.7                               Non-Reliance on Administrative Agent and Other Lenders

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8                               [Reserved].

9.9                               Administrative Agent May File Proofs of Claim; Credit Bidding

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 11.4) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 11.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the CCAA, or any similar Laws in Canada or any other jurisdictions to which a Loan Party is subject,

(c)                                  at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required

Lenders contained in clauses (a)(i) through (a)(vi) of Section 11.1, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

9.10                        Collateral and Guaranty Matters

Without limiting the provisions of Section 9.9, each of the Lenders irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or any Recovery Event, or (iii) as approved in accordance with Section 11.1;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(i); and

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

ARTICLE 10
GUARANTY

10.1                        The Guaranty

Each of the Guarantors hereby jointly and severally guarantees to each Lender and each other holder of Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (including all interest that accrues after the commencement of the CCAA Case, whether or not a claim for post-filing interest is allowed in the CCAA Case) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

10.2                        Obligations Unconditional

The obligations of the Guarantors under Section 10.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Loan Party for amounts paid under this Article 10 until such time as the Facility Termination Date has occurred.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c)                                  the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favour of, the Administrative Agent or any other Secured Party as security for any of the Obligations shall fail to attach or be perfected; or

(e)                                  any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other Secured Party exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

10.3                        Reinstatement

The obligations of each Guarantor under this Article 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any Secured Party, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other Secured Party on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

10.4                        Certain Additional Waivers

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 and through the exercise of rights of contribution pursuant to Section 10.6.

10.5                        Remedies

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 10.2 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 10.2) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Loan Documents and the CCAA Initial Order and that the Secured Parties may exercise their remedies hereunder and thereunder in accordance with the terms hereof and thereof.

10.6                        Rights of Contribution

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment.  The payment obligations of any Guarantor under this Section 10.6 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid-in-full and the Commitments have terminated, and none of the Guarantors shall exercise any right or remedy under this Section 10.6 against any other Guarantor until such Obligations have been paid-in-full and the Commitments have terminated.  For purposes of this Section 10.6, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 10.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrower in respect of any payment of Obligations.

10.7                        Guarantee of Payment; Continuing Guarantee

The guarantee in this Article 10 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

10.8                        Limitation of Liability

Each Guarantor, and by its acceptance of the Guaranty in this Article X, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that such Guaranty and the Obligations of each Guarantor under the Loan Documents not constitute a fraudulent transfer or conveyance for purposes of the CCAA, the BIA, the WURA, the Fraudulent Conveyances Act, Assignment and Preferences Act, Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any other federal, provincial, state or foreign bankruptcy, insolvency, receivership or similar law to the extent applicable to such Guaranty and the Obligations of each Guarantor under the Loan Documents. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under such Guaranty and the Loan Documents at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under such Guaranty and the Loan Documents not constituting a fraudulent transfer or conveyance, after taking into account each Guarantor’s rights of subrogation, indemnification or contribution which such Guarantor may have under such Guaranty, under the Loan Documents, any other agreement or applicable law.

ARTICLE 11
MISCELLANEOUS

11.1                        Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)                                 no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender (it being understood and agreed that a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 11.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iv)                              change Sections 8.3 or 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)                                 change any provision of this Section 11.1(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi)                              release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii)                           release any Borrower without the consent of each Lender, or all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b)                                 [reserved];

(c)                                  [reserved]; and

(d)                                 unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, further, that notwithstanding anything to the contrary herein, (i) each Lender is entitled to vote as such Lender sees fit on any plan of compromise or arrangement or similar plan or proposal that affects the Loans and (ii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (i) to add one or more additional term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding any provision herein to the contrary the Administrative Agent and the Borrowers may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

11.2                        Notices; Effectiveness; Electronic Communications

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.2; and

(ii)                                  if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  [Reserved].

(d)                                 Change of Address, Etc.  Each Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3                        No Waiver; Cumulative Remedies; Enforcement

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.8 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing court materials on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.4                        Expenses; Indemnity; Damage Waiver

(a)                                 Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and any Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, the CCAA Initial Order or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the CCAA Case, and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, the CCAA Initial Order and the CCAA Case, including its rights under this Section, or in connection with the Loans made hereunder and the other Obligations, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  Notwithstanding anything to the contrary herein, the cost and expense reimbursement provided herein shall not extend to the Administrative Agent, any Lender or any of their Related Parties or any of their successors or permitted assigns in their capacity as a Prepetition Secured Party.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the CCAA Initial Order, the CCAA Case or the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or by the CCAA Initial Order or the CCAA Case, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.1), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Indemnified Person of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favour on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.1(c), this Section 11.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Notwithstanding anything to the contrary herein, the indemnification provided herein shall not extend to the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons in their capacity as a Prepetition Secured Party.

(c)                                  Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposures of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of the Administrative Agent acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section and the indemnity provisions of Section 11.2(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.5                        Payments Set Aside

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations, the termination of the Commitments and this Agreement and the occurrence of the Facility Termination Date.

11.6                        Successors and Assigns

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     [Reserved].

(ii)                                  Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Borrower an Assignment and Assumption.  The assignee, if it shall not be a Lender or an Affiliate of a Lender, shall deliver to the Borrowers an Administrative Questionnaire.

(iii)                               No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrowers or any of the Borrowers’ Subsidiaries or (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.4 and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Borrowers, shall maintain at their address referred to in Section 11.2 a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  With respect to any discrepancies between the Register maintained by the Borrower and any records maintained by the Administrative Agent or the Lenders, the records of the Administrative Agent and/or such Lenders shall govern and control.  The Register shall be available for inspection by the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (i) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.4(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.1(a) that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1 and 3.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.1(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.6 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.4, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, neither Borrower nor the Administrative Agent (in its capacity as Administrative Agent) shall have any responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.7                        Treatment of Certain Information; Confidentiality

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and, in any event the Loan Parties and their Affiliates will provide the Administrative Agent with a copy of, and consult with the Administrative Agent before issuing, any press release or other public disclosure with respect to the Agreement or the other Loan Documents or the transactions contemplated hereby or thereby and will consider in good faith any comments of the Administrative Agent.

11.8                        Rights of Setoff

If an Event of Default shall have occurred and be continuing, each Lender and each of such Lender’s Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.9                        Interest Rate Limitation.

The parties shall comply with the following provisions to ensure that no receipt by the Lenders of any payments to the Lenders hereunder would result in a breach of section 347 of the Criminal Code (Canada):

(a)                                 Adjustment. Subject to paragraph (c) below, if any provision of this Agreement or any of the other documents related to this Agreement would obligate the Borrowers to make any payment to the Lenders of an amount that constitutes “interest”, as such term is defined in the Criminal Code (Canada) and referred to in this section as “Criminal Code interest”, during any one-year period after the date of the first advance of the Loans in an amount or calculated at a rate which would result in the receipt by the Lenders of Criminal Code interest at a criminal rate (as defined in the Criminal Code (Canada) and referred to in this section as a “criminal rate”), then, notwithstanding such provision, that amount or rate during such one-year period shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not result in the receipt by the Lender during such one-year period of Criminal Code interest at a criminal rate, and the adjustment shall be effected, to the extent necessary, as follows:

(i)                                     first, by reducing the amount or rate of interest required to be paid to the Lenders during such one-year period; and

(ii)                                  thereafter, by reducing any fees and other amounts required to be paid to the Lenders during such one-year period which would constitute Criminal Code interest.

The Dollar amount of all such reductions made during any one-year period is referred to in this section as the “Excess Amount”.

(b)                                 Subsequent Obligation and Payment. Any Excess Amount shall be payable and paid by the Borrowers to the Lenders in the then next succeeding one-year period or then next succeeding one-year periods until paid to the Lenders in full, subject to the same limitations and qualifications set out in paragraph (a), so that the amount of Criminal Code interest payable or paid during any subsequent one-year period shall not exceed an amount that would result in the receipt by the Lenders of Criminal Code interest at a criminal rate.

(c)                                  Actuarial Principles. Any amount or rate of Criminal Code interest referred to in this section shall be calculated and determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any loan indebtedness remains outstanding on the assumption that any charges, fees or expenses that constitute Criminal Code interest shall be pro-rated over the period commencing on the date of the first advance of the Loan and ending on the relevant Maturity Date (as may be extended by the Lender from time to time hereunder) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Required Lenders shall be conclusive for the purposes of such calculation and determination.

11.10                 Counterparts; Integration; Effectiveness

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement, such other document or certificate (as applicable) by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or certificate (as applicable).  Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11                 Survival of Representations and Warranties

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive (and shall continue to be made in accordance with the terms hereof and thereof after) the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect (and shall continue to be made in accordance with the terms of the applicable Loan Documents) as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or the Facility Termination Date has not occurred.  Notwithstanding anything to the contrary in the Loan Documents, the obligations of the Loan Parties under Article 3 and any provisions that concern or are related to the obligations of the Loan Parties and the Lenders under this Article 11 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the other Obligations or the termination of this Agreement or any of the other Loan Documents or any provision hereof or thereof.

11.12                 Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13                 Parties Including Trustees; CCAA Court Proceedings

This Agreement, the other Loan Documents, and all Liens created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the estate of each Loan Party, and any trustee or successor in interest of any Loan Party in any CCAA Case or any subsequent case commenced under the BIA or any other bankruptcy or insolvency laws.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Administrative Agent and Lenders and their respective assigns, transferees and endorsees.  The Liens created by this Agreement, the other Loan Documents and the CCAA Initial Order shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any CCAA Case or any other bankruptcy case of any Loan Party to a case under the BIA, or in the event of dismissal of any CCAA Case or the release of any Collateral from the jurisdiction of the CCAA Court for any reason, without the necessity that Lenders file financing statements or otherwise perfect its security interests or Liens under applicable law.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

(b)                                 SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE CCAA TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURT, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECTION 11.14, THE CCAA COURT SHALL HAVE JURISDICTION OVER ANY ACTION OR DISPUTE INVOLVING, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

(c)                                  WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR LEGAL COUNSEL OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17                 Electronic Execution of Assignments and Certain Other Documents

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or any other applicable Law; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

11.18                 USA PATRIOT Act Notice

Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.  The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.19                 Subordination of Intercompany Indebtedness

Each Loan Party (a “Subordinating Loan Party”) agrees that the payment of all obligations and indebtedness, whether principal, interest, fees and other amounts and whether now owing or hereafter arising, owing to such Subordinating Loan Party by any other Loan Party is expressly subordinated to the payment in full in cash of the Obligations.  If the Administrative Agent so requests, any such obligation or indebtedness shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement or any other Loan Document.  Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to any such obligations and indebtedness, provided, that in the event that any Loan Party receives any payment of any such obligations and indebtedness at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.20                 ENTIRE AGREEMENT

THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE CCAA COURT ORDERS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.21                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:  (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable:  (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	ARALEZ PHARMACEUTICALS INC.

	Per:	/s/ Adrian Adams
Name: Adrian Adams
Title: Chief Executive Officer

ARALEZ PHARMACEUTICALS CANADA INC.

	Per:	/s/ Andrew I. Koven
Name: Andrew I. Koven
Title: President

[Signature Page to Canadian Senior Secured Super-Priority Debtor-in-Possession Credit Agreement]

ADMINISTRATIVE AGENT:	DEERFIELD MANAGEMENT COMPANY, L.P., as Administrative Agent

	By:	Flynn Management, LLC, its General Partner

	Per:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

[Signature Page to Canadian Senior Secured Super-Priority Debtor-in-Possession Credit Agreement]

LENDERS:	DEERFIELD PRIVATE DESIGN FUND III, L.P.

	By:	Deerfield Mgmt III, L.P., its General Partner
	By:	J.E. Flynn Capital III, LLC, its General Partner

	Per:	/s/ David J. Clark
		Name:	David J. Clark
		Title:	Authorized Signatory

DEERFIELD PARTNERS, L.P.

	By:	DEERFIELD MGMT, L.P.,
its General Partner
	By:	J.E. FLYNN CAPITAL, LLC,
its General Partner

	Per:	/s/ David J. Clark
		Name:	David J. Clark
		Title:	Authorized Signatory

[Signature Page to Canadian Senior Secured Super-Priority Debtor-in-Possession Credit Agreement]